Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Rock Creek Pharmaceuticals, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121728, 333-155642, 333-194877, and 333-200966) and the Registration Statements on Form S-3 (Nos. 333-115293, 333-118054, 333-124400, 333-129689, 333-134222, 333-136576, 333-145342, 333-150071, 333-151161, 333-158288, 333-162341, 333-166166, 333-171121, 333-173627 and 333-182077, 333-196540, 333-200964, and 333-202131) of our reports dated March 12, 2015 relating to the Rock Creek Pharmaceuticals, Inc. and Subsidiaries consolidated financial statements as of December 31, 2014 and 2013 and for the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which appear in this Annual Report on Form 10-K.

/s/ Cherry Bekaert LLP

Richmond, Virginia

March 12, 2015